PRESS RELEASE For immediate release

NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 21, 2020—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and six months ended September 30, 2020.

Total revenue for the second quarter of fiscal 2021 decreased 33% to $4.38 million from $6.50 million for the the prior-year quarter. The decrease was due to a 33% decrease in product sales and a 29% decrease in contract research and development revenue. Net income for the second quarter of fiscal 2021 decreased 42% to $2.22 million, or $0.46 per diluted share, compared to $3.82 million, or $0.79 per share, for the prior-year quarter.

For the first six months of fiscal 2021, total revenue decreased 30% to $8.97 million from $12.8 million for the first six months of the prior year. The decrease was due to a 31% decrease in product sales and a 14% decrease in contract research and development revenue. Net income decreased 38% to $4.63 million, or $0.96 per diluted share, compared to $7.43 million, or $1.53 per share, for the first half of fiscal 2020.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 30, 2020 to shareholders of record as of November 2, 2020.

“We are pleased to report a solid profit for the quarter despite a significant impact from COVID-19 pandemic on our revenue,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, risks related to the COVID-19 pandemic, risks and uncertainties related to future dividend payments and stock repurchases, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 as updated in our Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2020, and other reports filed with the SEC.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND SIX MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (Unaudited)
	Quarter Ended Sept. 30
	2020	2019
Revenue
Product sales	$4,159,173	$6,187,708
Contract research and development	221,612	314,237
Total revenue	4,380,785	6,501,945
Cost of sales	941,287	1,346,098
Gross profit	3,439,498	5,155,847
Expenses
Research and development	815,965	926,596
Selling, general, and administrative	358,182	368,450
Total expenses	1,174,147	1,295,046
Income from operations	2,265,351	3,860,801
Interest income	401,392	456,309
Income before taxes	2,666,743	4,317,110
Provision for income taxes	444,403	495,048
Net income	$2,222,340	$3,822,062
Net income per share – basic	$0.46	$0.79
Net income per share – diluted	$0.46	$0.79
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,834,709	4,846,010
Diluted	4,834,809	4,847,881

	Six Months Ended Sept. 30
	2020	2019
Revenue
Product sales	$8,517,808	$12,273,072
Contract research and development	452,239	523,569
Total revenue	8,970,047	12,796,641
Cost of sales	1,777,709	2,438,135
Gross profit	7,192,338	10,358,506
Expenses
Research and development	1,696,948	1,899,663
Selling, general, and administrative	713,193	698,459
Total expenses	2,410,141	2,598,122
Income from operations	4,782,197	7,760,384
Interest income	800,604	915,348
Income before taxes	5,582,801	8,675,732
Provision for income taxes	948,596	1,246,251
Net income	$4,634,205	$7,429,481
Net income per share – basic	$0.96	$1.53
Net income per share – diluted	$0.96	$1.53
Cash dividends declared per common share	$2.00	$2.00
Weighted average shares outstanding
Basic	4,834,872	4,846,010
Diluted	4,834,986	4,849,357

NVE CORPORATION BALANCE SHEETS SEPTEMBER 30 AND MARCH 31, 2020
	(Unaudited) Sept. 30, 2020	March 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$3,845,070	$8,065,594
Marketable securities, short-term	23,231,981	19,084,814
Accounts receivable, net of allowance for uncollectible accounts of $15,000	1,922,076	2,694,018
Inventories	3,928,524	3,884,450
Prepaid expenses and other assets	610,635	655,835
Total current assets	33,538,286	34,384,711
Fixed assets
Machinery and equipment	9,280,062	9,280,062
Leasehold improvements	1,797,245	1,797,245
	11,077,307	11,077,307
Less accumulated depreciation and amortization	10,648,191	10,494,840
Net fixed assets	429,116	582,467
Deferred tax assets	-	108,119
Marketable securities, long-term	40,777,322	43,606,495
Right-of-use asset – operating lease	752,861	816,358
Total assets	$75,497,585	$79,498,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$154,566	$186,993
Accrued payroll and other	424,957	482,074
Operating lease	113,666	127,134
Total current liabilities	693,189	796,201
Deferred tax liabilities	141,990	-
Operating lease	644,987	706,600
Total liabilities	1,480,166	1,502,801

Shareholders’ equity
Common stock	48,332	48,350
Additional paid-in capital	19,329,577	19,383,956
Accumulated other comprehensive income	1,628,861	516,523
Retained earnings	53,010,649	58,046,520
Total shareholders’ equity	74,017,419	77,995,349
Total liabilities and shareholders’ equity	$75,497,585	$79,498,150